EXHIBIT 99

CONTACT    :      Scarlett Lee Foster - Monsanto Company (314-694-2883)
                  W.T. Jagodinski - Delta and Pine Land Company (601-742-4518)


BOARD OF DELTA AND PINE LAND APPROVES EXTENSION OF TIME TO COMPLETE MERGER WITH MONSANTO

SCOTT, MISS., and ST. LOUIS (May 21, 1999) - The board of directors of Delta and Pine Land Company voted today to extend the timeframe for completing the merger with Monsanto Company from June 30, 1999 until Dec. 31, 1999.

"We continue to make progress on completing this transaction. However, rather than be constrained by the deadline originally provided in the merger agreement our board chose to extend the timing for completing the merger," said Roger Malkin, chairman and chief executive officer of Delta and Pine Land.

"Our relationship with Delta and Pine Land continues to be outstanding, and we're looking forward to closing this transaction as soon as regulatory reviews are complete," added Hendrik A. Verfaillie, president of Monsanto Company.

As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 31,800 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

Delta and Pine Land Company is a leading breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, Delta and Pine Land has offices in seven states and facilities in several foreign countries.

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